                                                                     EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 CVS CORPORATION


DOLLARS IN MILLIONS                                                        1997       1996       1995       1994       1993
-----------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Fixed Charges: (1)
  Interest Expense.....................................................     $ 57.7     $ 83.2     $114.9     $ 89.3     $ 48.7
  Interest Capitalized.................................................        0.2        0.1        0.2        0.2        0.6
  Interest Portion of Net Rental Expense (2)...........................      128.7      119.6      112.2       99.8       76.0
  Amortization of Debt Expense.........................................        0.1        0.1       0 .1        0.1        0.1
                                                                         ---------  ---------  ---------  ---------  ---------
  Total Fixed Charges..................................................     $186.7     $203.0     $227.4     $189.4     $125.4
                                                                         ---------  ---------  ---------  ---------  ---------
Adjusted Fixed Charges:
  Total Fixed Charges..................................................     $186.7     $203.0     $227.4     $189.4     $125.4
  Interest Capitalized ................................................        0.2        0.1        0.2        0.2        0.6
                                                                         ---------  ---------  ---------  ---------  ---------
  Adjusted Fixed Charges...............................................     $186.5     $202.9     $227.2     $189.2     $124.8
                                                                         ---------  ---------  ---------  ---------  ---------
Earnings:
  Net earnings from continuing operations before
    income taxes and extraordinary item (3) (4) (5)....................     $155.0     $592.0     $116.2     $290.4     $240.3
  Adjusted Fixed Charges...............................................      186.5      202.9      227.2      189.2      124.8
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                            $341.5     $794.9     $343.4     $479.6     $365.1
                                                                         ---------  ---------  ---------  ---------  ---------

Ratio of Earnings to Fixed Charges.....................................       1.83       3.92       1.51       2.54       2.93
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------
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Note: All periods presented exclude the results of the footwear, apparel and toys and home furnishing operating businesses, which have been classified as discontinued operations.

(1) The Company formed an Employee Stock Ownership Plan effective January 1,
    1989. On June 23, 1989, the ESOP Trust borrowed $357.5 million from qualified lenders, the proceeds of which were used to purchase a new series of preference stock issued by the Company. The loan to the ESOP Trust has been guaranteed by the Company. Annualized dividends on preference stock totaled $20.8 million in 1997, $21.8 million in 1996, $24.3 million in 1995, $24.9 million in 1994 and $25.3 million in 1993. These amounts are not reflected in the calculation above.

(2) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the year.

(3) Net earnings from continuing operations before income taxes for 1995 includes the effect of $165.5 million of restructuring and asset impairment charges and $49.4 million of non-recurring operating charges.

(4) Net earnings from continuing operations before income taxes for 1996 includes the effect of the $121.4 million gain on sale of securities and $12.8 million of non-recurring operating charges.

(5) Net earnings from continuing operations before income taxes for 1997 includes the effect of $486.7 million of merger-related charges and $31.0 million of restructuring charges.